Exhibit 4.11

AMENDMENT NO. 2 TO WARRANT TO PURCHASE

SHARES OF STOCK OF

DARIOHEALTH CORP.

THIS AMENDMENT NO. 2 TO WARRANT TO PURCHASE SHARES OF STOCK OF DARIOHEALTH CORP. is made as of February [__], 2024, by and between AVENUE VENTURE OPPORTUNITIES FUND II, L.P., (“Holder”) and DARIOHEALTH CORP., a Delaware corporation (the “Company”).

WHEREAS, Holder is the holder of that certain Warrant to Purchase Shares of Stock of the Company dated as of May 1, 2023, and as amended on June 14, 2023, issued by the Company to Holder (the “Warrant”);

WHEREAS, the parties now desire to amend the Warrant;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendment of Warrant. The defined terms “Applicable Number” and “Stock Purchase Price” are hereby amended and restated as follows:

“Applicable Number” means 292,441.

“Stock Purchase Price” means $[__] (the Nasdaq “minimum price” as of the day prior to the Merger Closing Date).

2.Warrant Exercisability. The Warrant is amended to reflect that, subject to Sections 4.3 and 4.8, the Warrant may be exercised following receipt of Stockholder Approval, at any time or from time to time up to and including 5:00 p.m. (Pacific time) on May 1, 2028 (the “Expiration Date”), upon surrender to Company at its principal office at 18 W. 18th Street, 5th Floor, New York, NY 10011 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto as Exhibit “A” (the “Form of Subscription”) duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant. For purposes of the Warrant, “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) from the stockholders of the Company with respect to issuance of the Warrant and the shares of Common Stock issuable upon the exercise thereof.

3.No Other Amendments.Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

3.Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

[Remainder of page left blank intentionally]

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Warrant to Purchase Stock as of the date first above written.

DARIOHEALTH CORP.

By:
Name:	Zvi Ben-David
Title:	Chief Financial Officer

AVENUE VENTURE OPPORTUNITIES FUND II, LP

By:	Avenue Venture Opportunities Partners II, LLC
Its:	General Partner

By:
Name:	Sonia Gardner
Title:	Member